SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------


                                   FORM 8 - K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 26, 2006


                              Data I/O Corporation
             (Exact name of registrant as specified in its charter)


                                   Washington
                 (State of other jurisdiction of incorporation)


      0-10394                                               91-0864123
  (Commission File Number)                    (IRS Employer Identification No.)


  10525 Willows Road N.E., Redmond, WA                                    98052
(Address of principal executive offices)                              (Zip Code)


        Registrant's telephone number, including area code: (425) 881-6444


                                 Not Applicable
          (Former name or former address, if changed since last report)


                                Page 1 of 6 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on April 26, 2006 follows:


Data I/O Corporation
10525 Willows Road N.E.
Redmond, WA 98052
Tel: (425) 881-6444
Fax:(425) 881-6856

For information please contact:

Joel Hatlen                                        Deb Stapleton
VP, Finance and Chief Financial Officer            Stapleton Communications Inc.
Data I/O Corporation                               (650) 470-0200
(425) 881-6444                                     deb@stapleton.com


             DATA I/O ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

Redmond, Wash., April 26, 2006 - Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 were $6.4 million, compared with $8.4 million in the fourth quarter of 2005 and down from the $6.7 million recorded in the first quarter of 2005. Order bookings were $7.1 million, compared with $7.6 million in the fourth quarter of 2005 and up from $6.0 million in the first quarter of 2005. Backlog increased by $0.7 million to $1.9 million at the end of the first quarter. Gross margins in the first quarter of 2006 were 53.2 percent, compared with 52.5 percent in the prior quarter.

In accordance with U.S. generally accepted accounting principles (GAAP), net loss in the first quarter of 2006 was $512,000 or ($0.06) per share, compared with net income of $363,000, or $0.04 per share, in the fourth quarter of 2005 and a net income of $39,000 in the first quarter of 2005. The net loss per share in the first quarter of 2006 includes $0.01 that resulted from the impact of expensing options under FAS 123(R). The company remains debt-free and has cash and investments of $4.1 million.

"We were disappointed by the revenue shortfall in the first quarter of 2006, which was due to delays in closing customer prospective orders, resulting in a loss for the quarter," said Fred Hume, president and CEO. "The good news in this circumstance is that we did not lose any of these prospective orders to competition and we were pleased to see our orders increase to the highest levels reported for a first quarter since the industry downturn of 2000/2001. We also saw the momentum that built in 2005 continue with significant improvements in our major customer segments, except for the wireless industry where the normal seasonal pattern of a weak first quarter persists.

"We are excited to announce that new product development activity remained at a high level with the completion of what we consider to be the most significant product introduction from Data I/O in many years. This new automated programming solution will be announced in press releases on May 3rd," said Hume.

Conference Call Information
A conference call discussing the first quarter 2006 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (773) 681-5826, passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (203) 369-3090. The conference call will also be simultaneously webcast over the Internet; visit the Investor Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation
Celebrating more than 30 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE(TM), Sprint and UniSite families provide a wide range of device support and versatility to address a user's many different programming needs. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company's website at http://www.dataio.com.


Forward Looking Statement
Statements in this news release concerning future revenues, margins, results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues based upon the timing of product deliveries and installations, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications. The accuracy and completeness of forward-looking statements should not be unduly relied upon. Data I/O is under no duty to update any of these forward-looking statements.


                       - Summary Financial Data Attached -

                              DATA I/O CORPORATION
                       COMPARATIVE STATEMENTS OF EARNINGS
                      (in thousands except per share data)

                                                     First Quarter
                                         ---------------------------------------
                                                                        Percent
                                            3/31/2006     3/31/2005      Change
                                         ------------ -------------- -----------
Net sales                                      $6,413       $6,737       -4.8%
Gross margin                                    3,410        4,014      -15.0%
Gross margin as percent of sales                53.2%        59.6%       -6.4%
Operating expenses:
  Research & development                        1,306        1,337       -2.3%
  Selling, general and administrative           2,639        2,631        0.3%
                                           --------------- --------------
Operating income (loss)                          (535)          46
Non-operating income (expense):
  Interest, net                                    43           20
  Gain on sale                                      6            0
  Foreign currency exchange                         3          (21)

                                            --------------- --------------
Income (loss) from operations before taxes       (483)          45
Income tax expense (benefit)                       29            6

                                            --------------- --------------
Net income (loss)                               ($512)         $39
                                            =============== ==============

Total diluted earnings (loss) per share        ($0.06)       $0.00

Diluted weighted average shares
outstanding                                     8,386       8,550

                             CONDENSED BALANCE SHEET
                                 (in thousands)

                                                 3/31/2006          12/31/2005
                                                ------------        ------------
Cash and cash equivalents                           $3,282              $4,362
Short-term investments                                 800                 800
Accounts receivable, net                             6,531               6,828
Inventories                                          3,993               3,529
Other current assets                                   376                 329
Land, building and equipment                         2,280               2,274
Other long-term assets                                  84                  15
                                                ------------        ------------
   Total assets                                    $17,346             $18,137
                                                ============        ============


Current liabilities                                 $5,237              $5,854
Shareholders' equity                                12,109              12,283
                                                ------------        ------------
   Total liabilities and shareholders'equity       $17,346             $18,137
                                                ============        ============

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Data I/O Corporation


April 28, 2006                      By /s/Frederick R. Hume
                                    Frederick R. Hume
                                    President
                                    Chief Executive Officer



                                    By /s/Joel S. Hatlen
                                    Joel S. Hatlen
                                    Vice President - Finance
                                    Chief Financial Officer
                                    Secretary and Treasurer